EXHIBIT 10.6.1

MASSBANK

TERMS AND CONDITIONS OF DEFERRED COMPENSATION PROGRAM

AMENDED AND RESTATED AS OF JANUARY 1, 2005

1. Eligibility in the Program shall be limited to the employees of MassBank (the “Bank”) designated by the Board of Directors from time to time (the “Participants”).

2.	(a)	Each Participant who is actively employed by the Bank on October 31, beginning October 31, 1994, shall receive a deferred compensation award in an amount equal to 20% of his Taxable Compensation during the prior twelve-month period that is in excess of the IRC Section 401(a)(17) annual compensation limit. Each Participant may also receive additional awards approved by the Board of Directors from time to time. All amounts awarded to a Participant under this Paragraph 2(a) shall be credited to a separate book account (a “Deferred Compensation Account”) in his name as of October 31 of each year.

	(b)	The term “Taxable Compensation” shall mean the eligible Participant’s annual compensation paid by the Bank and recognized as such under the Bank’s qualified retirement plan (“SBERA”), but without regard to the IRC Section 401(a)(17) annual compensation limit or any indirect noncash compensation and contributions to this Program.

	(c)	The IRC Section 401(a)(17) annual compensation limit is $235,840 for the year ending October 31, 1994, and $150,000 for the year ending October 31, 1995, as adjusted by the Secretary for increases in the cost-of-living in accordance with Section 401(a)(17)(B) of the Internal Revenue Code of 1986, as amended (the “Code”). The IRS Section 401(a)(17) annual compensation limit is $200,000 for the year ending October 31, 2003. Such limit is adjusted by the Secretary for increases in the cost-of-living in accordance with Section 401(a)(17)(B) of the Code.

3. The amount standing to the credit of a Participant’s Deferred Compensation Account shall be deemed invested in one or more the mutual funds chosen by the Participant from time to time in accordance with such rules and regulations adopted by the Administrator. On and after January 1, 2005, the Administrator shall establish two accounts for each Participant: one account to track amounts deferred and vested as of December 31, 2004 (“Pre-2005 Deferred Compensation Account”) and one account to track amounts deferred or vested after December 31, 2004 (“Post-2004 Deferred Compensation Account”). From time to time and no less often than once a year, the amount standing to the credit of a Participant’s Deferred Compensation Accounts shall be adjusted on an equitable basis for deemed earnings or losses. The reasonable determination of such adjustment by the Administrator shall be conclusive and binding on all Participants and their beneficiaries.

4. During his period of active employment, no Participant shall have any rights to the amounts which he has been awarded hereunder. Participation in the Program, and any actions taken pursuant to the Program, shall not create or be deemed to create a trust or fiduciary relationship of any kind between the Bank and the Participant. The Bank may, but shall have no obligation to, establish any separate fund, reserve, or escrow or to provide security with respect to any amounts awarded under the Plan. Any assets of the Bank which are set aside in any separate fund, reserve or escrow shall continue for all purposes to be a part of the general assets of the Bank, with title to the beneficial ownership of any such assets remaining at all times in the Bank. No Participant, his legal representatives, or any of his beneficiaries shall have any right, other than the right of an unsecured general creditor of the Bank, in respect of the Deferred Compensation Accounts established hereunder, and such persons shall have no property interest whatsoever in any specific assets of the Bank.

5.	(a)	Except as otherwise provided in Paragraph 6 below, upon the termination of a Participant’s employment with the Bank, the Participant shall be entitled to receive a percentage of the amount standing to the credit of his Deferred Compensation Accounts. Such percentage shall be calculated according to the vesting schedule provided in SBERA.

	(b)	Payment of the Participant’s Pre-2005 Deferred Compensation Account shall be made in a lump sum within 60 days of the Participant’s termination of employment. Payment of the Participant’s Post-2004 Deferred Compensation Account shall be made in a lump sum in the seventh month after the Participant’s termination of employment. The vested amount standing to the credit of the Participant’s Deferred Compensation Accounts as of the preceding October 31 shall be adjusted for earnings or losses based on the total investment return on the Participant’s investment choice from November 1 of the year of termination until the end of the month immediately preceding the date of distribution. Such payment shall completely discharge the Bank’s obligation under the Program and the Participant shall forfeit the non-vested portion of his Deferred Compensation Accounts. The Board of Directors of the Bank (the “Board”) shall have full power and discretion to award additional vesting to any Participant.

6. Notwithstanding anything to the contrary contained herein, in the event of a good faith determination by the Board that a Participant (a) committed fraud in respect of any matter involving the Bank in any respect whatsoever, (b) misappropriated an asset or assets of the Bank, whether tangible or intangible, (c) committed gross misconduct, or (d) has been convicted of a crime involving moral turpitude, then the Participant shall immediately forfeit all rights to amounts credited to such Participant’s Deferred Compensation Accounts, and the Participant, his estate, or beneficiaries shall have no further rights with respect thereto or any claims against the Bank under this Program.

7. Any distribution of deferred compensation payments will be reduced by the amounts required to be withheld pursuant to any governmental law or regulation with respect to taxes or similar provisions.

8. If a Participant who has deferred compensation under the Program dies before he has received full payment of the amount credited to his account, such unpaid portion shall be paid to the Participant’s beneficiary as designated by the Participant in writing. If no beneficiary has been designated or if a designated beneficiary has predeceased the Participant, such unpaid portion shall be paid to the Participant’s surviving spouse, if any; otherwise to the Participant’s estate.

9. The deferred compensation payable under this Program shall not be subject to alienation, assignment, garnishment, execution, or levy of any kind, and any attempt to cause any compensation to be so subjected shall not be recognized.

10. All expenses incurred, or taxes paid by the Bank, and attributable to a Participant’s Deferred Compensation Accounts shall be borne by the Bank and shall not reduce the amount credited to such Deferred Compensation Accounts.

11. Nothing in this Program shall be construed as giving any Participant the right to be retained in the employ of the Bank in any capacity. The Bank expressly reserves the right to dismiss any employee, at any time, without liability for the effect which such dismissal may have upon such employee hereunder.

12. This Program may be amended in any way or may be terminated, in whole or in part, at any time, and from time to time, by the Board. The foregoing provisions of this paragraph notwithstanding, no amendment or termination of the Program shall adversely affect the amounts payable hereunder on account of compensation awarded under the Program prior to the effective date of such amendment or termination. No amendment or termination of the Program shall result in any acceleration of payment of benefits to the Participants unless otherwise permitted by Section 409A of the Code and the guidance issued thereunder.

13. The Board shall delegate the administration of this Program to an individual who shall serve as the Administrator. The Administrator shall have full power and authority to interpret, construe, and administer this Program, and the Administrator’s interpretations and construction thereof, and actions hereunder, including any determination of any amount credited or charged to the Participant’s Deferred Compensation Accounts or the amount or recipient of any payment to be made therefrom, shall be binding and conclusive on all persons for all purposes.

14. All notices, elections, or designations by a Participant to the Bank shall be delivered in person or by registered mail, postage prepaid, and noted to be brought to the attention of the Administrator.

15. The terms of this Program shall be binding upon and shall inure to the benefit of the Bank and its successors or assigns and each Participant and his beneficiaries, heirs, executors, and administrators.

16. Subject to its obligation to pay the amount credited to the Participant’s Deferred Compensation Accounts at the time distribution is called, neither the Bank, any person acting on behalf of the Bank nor the Administrator shall be liable for any act performed or the failure to perform any act with respect to the terms of the Program, except in the event that there has been a judicial determination of willful misconduct on the part of the Bank, such person or the Administrator.

17. This Program, and all actions taken hereunder, shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, except as such laws may be superseded by any applicable Federal laws.

18. This Program shall be effective as of October 31, 1994. It is hereby restated as of January 1, 2005 to comply with Section 409A of the Code.

19.	(a)	All claims for benefits under this Program shall be filed in writing with the Administrator in accordance with such procedures as the Administrator shall reasonably establish.

	(b)	The Administrator shall, within 90 days of submission of a claim, provide adequate notice in writing to any claimant whose claim for benefits under the Program has been denied. Such notice shall contain the specific reason or reasons for the denial and references to specific Program provisions on which the denial is based. The Administrator shall also provide the claimant with a description of any material or information which is necessary in order for the claimant to perfect his claim and an explanation of why such information is necessary. If special circumstances require an extension of time for processing the claim, the Administrator shall furnish the claimant a written notice of such extension prior to the expiration of the 90-day period. The extension notice shall indicate the reasons for the extension and the expected date for a final decision, which date shall not be more than 180 days from the initial claim.

	(c)	The Administrator shall, upon written request by a claimant within 60 days of receipt of the notice that his claim has been denied, afford a reasonable opportunity to such claimant for a full and fair review by the Administrator of the decision denying the claim. The Administrator will afford the claimant an opportunity to review pertinent documents and submit issues and comments in writing. The claimant shall have the right to be represented.

	(d)	The Administrator shall, within 60 days of receipt of a request for a review, render a written decision on his review. If special circumstances require extra time for the Administrator to review his decision, the Administrator will attempt to make his decision as soon as practicable, and in no event will the Administrator take more than 120 days to send the claimant a written notice of his decision.

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